EXHIBIT 8.1

              [Letterhead of Cleary, Gottlieb, Steen and Hamilton]

                                  July 7, 1999


Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

MSDW Structured Asset Corp.
1585 Broadway
New York, New York  10036

Ladies and Gentlemen:

     We have acted as special counsel to MSDW Structured Asset Corp., a Delaware corporation (the "Depositor"), in connection with the Depositor's preparation and filing with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (File No. 333-64879 (the "Registration Statement")) and the related prospectus (the "Prospectus"), first filed on September 30, 1998 and amended by filings on February 24, 1999, April 28, 1999, and July 7, 1999, with respect to the offering of Structured Asset Trust Unit Repackagings (the "Units"), which the Depositor plans to offer in series. Our advice formed the basis for the discussion of federal income tax consequences appearing in the Prospectus under the heading "Federal Income Tax Consequences," which discusses and represents our opinion pertaining to the material federal income tax consequences of purchasing, owning and disposing of the Units.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the reference to this firm in the Registration Statement and the related Prospectus under the caption "Legal Matters." By giving such consent, we do not admit that we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                     Very truly yours,

                     CLEARY, GOTTLIEB, STEEN & HAMILTON



                     By: /s/ James M. Peasless
                         ----------------------
                         James M. Peaslee, a Partner